FOR IMMEDIATE RELEASE

THE CHILDREN’S PLACE RETAIL STORES, INC. ANNOUNCES
RELOCATION OF E-COMMERCE BUSINESS

Secaucus, New Jersey – January 21, 2009 – The Children’s Place Retail Stores, Inc. (Nasdaq: PLCE) today announced that it plans to relocate its rapidly growing e-commerce business from its Secaucus, New Jersey distribution center to the Company’s Southeast distribution center in Fort Payne, Alabama in June 2009.

“Our e-commerce sales increased by approximately 60% this year on top of a 35% increase last year, and we have outgrown the available space in our Secaucus headquarters building,” commented Mark Rose, Senior Vice President and Chief Supply Chain Officer for The Children’s Place.  “By moving the e-commerce business to our Southeast distribution center, we expect to be able to fully automate our fulfillment operations and have ample room to expand in the future as the online business continues to grow.”

The Company announced the move to its e-commerce employees earlier this week.  Approximately 350 positions at the Secaucus facility will be eliminated by the planned move.

The Children’s Place Retail Stores, Inc. is a leading specialty retailer of children’s merchandise.  The Company designs, contracts to manufacture and sells high-quality, value-priced merchandise under the proprietary “The Children’s Place” brand name.  As of January 3, 2009, the Company owned and operated 921 The Children’s Place stores and an online store at www.childrensplace.com.

This press release may contain certain forward-looking statements regarding future circumstance, including statements relating to the growth of the e-commerce business. These forward-looking statements are based upon the Company's current expectations and assumptions and are subject to various risks and uncertainties that could cause actual results to differ materially.  Some of these risks and uncertainties are described in the Company's filings with the Securities and Exchange Commission, including in the “Risk Factors” section of its report on Form 10-K. The following risks and uncertainties could cause actual results, events and performance to differ materially: the risk that the Company will be unsuccessful in gauging fashion trends and changing consumer preferences, the risk resulting from the highly competitive nature of the Company’s business and its dependence on consumer spending patterns, which may be affected by the downturn in the economy, and  risks and uncertainties relating to other elements of the Company’s strategic review.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date they were made. The Company undertakes no obligation to release publicly any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. The inclusion of any statement in this release does not constitute an admission by the Company or any other person that the events or circumstances described in such statement are material.

CONTACT:  The Children’s Place Retail Stores, Inc.
                      Jane Singer, Vice President, Investor Relations, (201) 453-6955

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